VERA BRADLEY ANNOUNCES SECOND QUARTER FISCAL YEAR 2027 RESULTS

Records second consecutive quarter of overall growth with FYQ2 consolidated net revenues up 1.1% to $71.6 million
Direct Segment sales accelerated versus Q1 up 8.0%
Reiterates FY 2027 Sales and Operating Margin Guidance

FORT WAYNE, Ind., September 15, 2026 – Vera Bradley, Inc. (Nasdaq: VRA) (the “Company”) today announced its financial results for the second quarter of the fiscal year ending January 30, 2027 (“Fiscal 2027”).

Second Quarter Comments
“I’m pleased to report that our second quarter results reflect continued momentum in our transformation,” said Ian Bickley, Chairman and Chief Executive Officer of Vera Bradley. “This marked our second consecutive quarter of overall revenue growth, with total revenue up 1.1% versus the prior year. The underlying health of our business continued to strengthen across our direct channels, margin structure, and balance sheet.”

Bickley continued, “Our direct segment delivered revenue growth of 8%, our fifth consecutive quarter of sequential improvement, with comparable sales up 9.2% for the quarter, our second consecutive quarter of positive comparable results. Momentum built as the back-to-school season took hold during the second quarter and we entered the third quarter with strength across both our full-price and outlet channels.”

“We continued to manage our balance sheet and liquidity with discipline. Inventory ended the quarter down 28% compared to last year, in the quarter we generated $23 million of operating cash flow and we closed the quarter with $34 million of cash, double our prior-year position, and no debt.”

“Based on our year-to-date performance, we continue to expect year-over-year non-GAAP operating loss improvement of at least 50%. Significant work remains, and we’re encouraged by the progress we’re seeing across all five pillars of our transformation, and we remain committed to returning the business to long-term sustainable growth, profitability, and cash flow generation,” concluded Bickley.

Summary of Financial Performance for the Second Quarter
Consolidated net revenues from continuing operations totaled $71.6 million, compared to $70.9 million in the prior year second quarter ended August 2, 2025.

Vera Bradley, Inc.’s net income from continuing operations totaled $4.5 million, or $0.15 per diluted share. On a non-GAAP basis, net income from continuing operations totaled $3.3 million, or $0.11 per diluted share.

In the prior year second quarter, net loss from continuing operations totaled ($4.7) million, or ($0.17) per diluted share. On a non-GAAP basis, net loss from continuing operations totaled ($0.5) million, or ($0.02) per diluted share.

Second Quarter Details
Direct segment revenues totaled $65.4 million, an 8.0% increase from $60.5 million in the prior year second quarter. Comparable sales increased 9.2%, with all channels positive, driven by improved ecommerce conversion and improved average transaction value across direct channels.

Indirect segment revenues totaled $6.3 million, a 39.4% decrease from $10.3 million in the prior year second quarter. The decrease was driven by strategic shifts and timing related to our marketplace strategy, in addition to a reduction in liquidation sales, while continued improvements in specialty and department stores partially offset this decline.

Consolidated gross profit totaled $42.8 million, or 59.8% of net revenues, compared to $35.5 million, or 50.1% of net revenues, in the prior year. On a non-GAAP basis, prior year consolidated gross profit totaled $35.4 million, or 49.9% of net revenues.
The increase in year-over-year margin rate is primarily due to the impact of $7.7 million for tariff refunds received during the quarter relating to prior period customs entries; excluding tariff refunds gross margin rate improved more than 0.4% versus last year.

Consolidated selling, general, and administrative (“SG&A”) expense totaled $38.7 million, or 54.1% of net revenues, compared to $40.4 million, or 57.1% of net revenues, in the prior year. On a non-GAAP basis, consolidated SG&A expense totaled $38.7 million, or 54.0% of net revenues, compared to $36.3 million, or 51.2% of net revenues, in the prior year. The increase in non-GAAP SG&A expense is due to higher variable compensation expense this year combined with prior year benefit from stock forfeitures.

Operating income from continuing operations totaled $4.2 million, or 5.8% of net revenues, compared to an operating loss of ($4.6) million, or (6.5%) of net revenues, in the prior year second quarter – a 1230 basis point improvement. On a non-GAAP basis, operating income (loss) from continuing operations totaled $4.3 million, or 5.9% of net revenues, compared to ($0.6) million, or (0.8%) of net revenues, in the prior year second quarter – a 670 basis point improvement.

By segment:
•Direct operating income was $16.7 million, or 25.5% of Direct net revenues, compared to $9.3 million, or 15.4% of Direct net revenues, in the prior year.
•Indirect operating income was $3.0 million, or 47.5% of Indirect net revenues, compared to $2.2 million, or 21.2% of
Indirect net revenues, in the prior year.
•On a non-GAAP basis, the above segment results do not significantly change.

Balance Sheet
Cash and cash equivalents as of August 1, 2026, totaled $34.2 million compared to $15.2 million at the end of last year’s second quarter and up $15.7 million versus the January 31, 2026 fiscal year end. The Company had no borrowings on its asset-based lending (“ABL”) facility during the quarter.

As of August 1, 2026 inventory was $69.3 million, a 28.4% reduction, compared to $96.7 million at the end of last year’s second quarter. The decrease is driven by improved assortment planning, buy management, and sales performance, as well as the $5.3 million Project Restoration inventory reserve.

Year to date net capital spending has totaled $1.0 million compared to $2.6 million in the prior year and was driven by store relocations that occurred in the prior year period.

Fiscal Year 2027 Guidance
Excluding net revenues, all guidance-related numbers are non-GAAP. The prior year income statement numbers used in the forward-looking discussion below are also non-GAAP. Non-GAAP adjustments are discussed in the Non-GAAP Numbers section, below.

•The Company continues to focus on stabilizing the business and plans for sales to be in the range of $255 million to $270 million.
•The guided sales range reflects the impact of rebuilding of the wholesale business under new leadership, while also placing less emphasis on liquidation channels.
•Due to continued operational focus, the Company anticipates improvements in gross profit and SG&A rates, enabling operating loss improvement by 50% or better versus the prior year loss of ($21.7) million.

Disclosure Regarding Non-GAAP Measures

Non-GAAP Numbers
The current-year non-GAAP second quarter and six-month income statement amounts referenced below exclude the previously outlined charges for severance, consulting and professional fees associated with strategic initiatives and shareholder matters, professional fees associated with the sale of Pura Vida, transformation initiatives, and the income tax effect related to these items.

The prior-year non-GAAP second quarter and six-month income statement amounts referenced below exclude the previously outlined charges for severance, consulting and professional fees associated with strategic initiatives and shareholder matters, property, plant and equipment impairment charges, professional fees associated with the sale of Pura Vida, PO cancellation fees, transformation initiatives, inventory write-offs associated with the sale of Pura Vida, and the income tax effect related to these items.

The Company’s management does not, nor does it suggest that investors should, consider the supplemental non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.

The Company believes that the non-GAAP measures presented in this earnings release, including cash usage; gross profit; selling, general, and administrative expenses; operating loss from continuing operations; net loss from continuing operations; and diluted net loss from continuing operations per share, along with the associated percentages of net revenues, are helpful to investors because they allow for a more direct comparison of the Company’s year-over-year performance and are consistent with management’s evaluation of business performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures can be found in the Company’s supplemental schedules included in this earnings release.

Consistent with SEC regulations, the Company has not provided a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in reliance on the “unreasonable efforts” exception set forth in the applicable regulations, because there is substantial uncertainty associated with predicting any future adjustments the Company may make to its GAAP financial measures in calculating non-GAAP financial measures.

Call Information
A conference call to discuss the second quarter financial results is scheduled for today, Tuesday, September 15, 2026, at 8:30 a.m. Eastern Time. A live webcast of the conference call will be available on the Company’s website, Investor Relations | Vera Bradley Designs Inc. Alternatively, interested parties may dial into the call at (877) 407-0779. A replay will be available shortly after the conclusion of the call and remain available through September 29, 2026. To access the recording, listeners should dial (844) 512-2921 and enter the access code 13761527.

About Vera Bradley, Inc.
Vera Bradley, based in Fort Wayne, Indiana, is a leading designer of women’s handbags, luggage and other travel items, fashion and home accessories, and unique gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand is known for its innovative designs, iconic patterns, and brilliant colors that inspire and connect women unlike any other brand in the global marketplace.

The Company has two reportable segments: Direct and Indirect. The Direct business consists of sales of products through Vera Bradley Full-Line and Outlet stores in the United States; Vera Bradley’s websites, www.verabradley.com, www.verabradleyoutlet.com, and international.verabradley.com; direct to consumer marketplaces; and typically (but not in fiscal 2027), the Vera Bradley annual outlet sale in Fort Wayne, Indiana. The Indirect business consists of sales of Vera Bradley products to approximately 1,200 specialty retail locations throughout the United States, as well as select department stores, national accounts, and third-party inventory liquidators; and royalties recognized through licensing agreements related to the Vera Bradley brand.

Website Information
We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Investors and other interested parties may also access the Company’s most recent Corporate Responsibility and Sustainability Report outlining its ESG (Environmental, Social, and Governance) initiatives at https://verabradley.com/pages/corporate-responsibility.

Vera Bradley Safe Harbor Statement
Certain statements in this release are “forward-looking statements” made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brands; possible inability to successfully implement the Company’s long-term strategic plan; possible inability to successfully open new stores, close targeted stores, and/or operate current stores as planned; incremental tariffs or adverse changes in the cost of raw materials and labor used to manufacture our products; possible adverse effects resulting from a significant disruption in our distribution facilities; or business disruption caused by pandemics or other macro factors. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended January 31, 2026. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Tom Filandro, Partner
ICR, Inc
VeraBradleyIR@icrinc.com

Media:
VeraBradley@icrinc.com

Vera Bradley, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	August 1, 2026	January 31, 2026	August 2, 2025
Assets
Current assets:
Cash and cash equivalents	$34,249	$18,513	$15,184
Accounts receivable, net	12,819	17,301	16,983
Inventories	69,252	75,951	96,685
Short-term contingent consideration	1,835	1,605	1,694
Income taxes receivable	223	317	444
Prepaid expenses and other current assets	7,468	6,034	9,463
Total current assets	125,846	119,721	140,453
Operating right-of-use assets	64,915	63,233	66,876
Property, plant, and equipment, net	44,255	46,358	49,357
Long-term contingent consideration	—	230	858
Other assets	4,257	4,463	8,632
Total assets	$239,273	$234,005	$266,176
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$14,905	$16,235	$21,127
Accrued employment costs	8,698	5,394	7,242
Short-term operating lease liabilities	15,573	18,620	17,814
Other accrued liabilities	12,353	10,185	11,541
Income taxes payable	22	16	—
Total current liabilities	51,551	50,450	57,724
Long-term debt	—	—	10,000
Long-term operating lease liabilities	55,395	51,914	57,919
Other long-term liabilities	2	2	47
Total liabilities	106,948	102,366	125,690
Shareholders’ equity:
Additional paid-in-capital	117,180	116,152	115,286
Retained earnings	172,114	172,439	182,147
Accumulated other comprehensive loss	(149)	(132)	(127)
Treasury stock	(156,820)	(156,820)	(156,820)
Total shareholders’ equity	132,325	131,639	140,486
Total liabilities and shareholders’ equity	$239,273	$234,005	$266,176

Vera Bradley, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 1, 2026	August 2, 2025	August 1, 2026	August 2, 2025
Net revenues	$71,649	$70,858	$127,351	$122,510
Cost of sales	28,835	35,361	55,706	64,246
Gross profit	42,814	35,497	71,645	58,264
Selling, general, and administrative expenses	38,747	40,442	72,875	81,246
Other income, net	113	353	762	533
Operating income (loss) from continuing operations	4,180	(4,592)	(468)	(22,449)
Interest income (expense), net	227	(134)	162	(130)
Income (loss) from continuing operations before income taxes	4,407	(4,726)	(306)	(22,579)
Income tax (benefit) expense	(93)	(17)	19	390
Net income (loss) from continuing operations	$4,500	$(4,709)	$(325)	$(22,969)
Income (loss) from discontinued operations, net of income tax	—	37	—	(15,163)
Net income (loss)	$4,500	$(4,672)	$(325)	$(38,132)

Basic weighted-average shares outstanding	28,546	27,935	28,337	27,854
Diluted weighted-average shares outstanding	30,004	27,935	28,337	27,854

Basic net income (loss) per share:
Continuing operations	$0.16	$(0.17)	$(0.01)	$(0.82)
Discontinued operations	$—	$—	$—	$(0.55)
Basic net income (loss) per share	$0.16	$(0.17)	$(0.01)	$(1.37)
Diluted net income (loss) per share:
Continuing operations	$0.15	$(0.17)	$(0.01)	$(0.82)
Discontinued operations	$—	$—	$—	$(0.55)
Diluted net income (loss) per share	$0.15	$(0.17)	$(0.01)	$(1.37)

Vera Bradley, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Twenty-Six Weeks Ended
	August 1, 2026	August 2, 2025
Cash flows from operating activities
Net loss	$(325)	$(38,132)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation of property, plant, and equipment	3,522	4,100
Amortization of operating right-of-use assets	9,914	10,220
Impairment charges	—	1,048
Provision for doubtful accounts	161	97
Stock-based compensation	2,658	(29)
Loss on sale of business	—	15,163
Other non-cash loss, net	92	17
Changes in assets and liabilities:
Accounts receivable	4,321	(3,994)
Inventories	6,699	(4,913)
Prepaid expenses and other assets	(1,228)	(1,212)
Accounts payable	(1,718)	2,830
Income taxes	100	140
Operating lease liabilities, net	(11,162)	(11,772)
Accrued and other liabilities	4,687	3,139
Net cash provided by (used in) operating activities	17,721	(23,298)
Cash flows from investing activities
Purchases of property, plant, and equipment	(1,038)	(2,613)
Proceeds from sale of business, net of cash disposed	—	1,037
Net cash used in investing activities	(1,038)	(1,576)
Cash flows from financing activities
Tax withholdings for equity compensation	(930)	(200)
Borrowings under asset-based revolving credit agreement	—	15,000
Repayment of borrowings under asset-based revolving credit agreement	—	(5,000)
Net cash (used in) provided by financing activities	(930)	9,800
Effect of exchange rate changes on cash and cash equivalents	(17)	(108)
Net increase (decrease) in cash and cash equivalents	$15,736	$(15,182)
Cash and cash equivalents, beginning of period	18,513	30,366
Cash and cash equivalents, end of period	$34,249	$15,184

Vera Bradley, Inc.
Second Quarter Fiscal 2027
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended August 1, 2026
(in thousands, except per share amounts)
(unaudited)

Thirteen Weeks Ended
Net income from continuing operations	$4,500
Severance(1)	46
Transformation initiatives(1)	30
Income tax adjustments(2)	(1,259)
Net income from continuing operations - Non-GAAP	3,317
Diluted net loss per share from continuing operations - Non-GAAP	$0.11
(1) Recorded in selling, general, and administrative ("SG&A") expenses
(2) Adjusted net income from continuing operations and adjusted diluted EPS are calculated using a statutory tax rate of 26%

	Thirteen Weeks Ended
	Direct	Indirect	Unallocated Corporate Expenses	Total
Operating income (loss) from continuing operations	$16,682	2,978	$(15,480)	$4,180
Severance	—	—	46	46
Transformation initiatives	3	—	27	30
Operating income (loss) from continuing operations - Non-GAAP	$16,685	$2,978	$(15,407)	$4,256

Vera Bradley, Inc.
Second Quarter Fiscal 2026
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended August 2, 2025
(in thousands, except per share amounts)
(unaudited)

Thirteen Weeks Ended
Net loss from continuing operations	$(4,709)
Severance(1)	3,017
Consulting and professional fees(1)	842
Transformation initiatives(1)	276
PO cancellation fees(2)	(126)
Income tax adjustments(3)	169
Net loss from continuing operations - Non-GAAP	(531)
Diluted net loss per share from continuing operations - Non-GAAP	$(0.02)
(1) Recorded in SG&A expenses
(2) Represents true up of PO cancellation fees and recorded in cost of goods sold
(3) Adjusted net loss from continuing operations and adjusted diluted EPS are calculated using a statutory tax rate of 26%

	Thirteen Weeks Ended
	Direct	Indirect	Unallocated Corporate Expenses	Total
Operating income (loss) from continuing operations	$9,335	2,190	$(16,117)	$(4,592)
Severance	—	—	3,017	3,017
Consulting and professional fees	25	—	817	842
Transformation initiatives	15	4	257	276
PO cancellation fees	(108)	(18)	—	(126)
Operating income (loss) from continuing operations - Non-GAAP	$9,267	$2,176	$(12,026)	$(583)

Vera Bradley, Inc.
Second Quarter Fiscal 2027
GAAP to Non-GAAP Reconciliation Twenty-Six Weeks Ended August 1, 2026
(in thousands, except per share amounts)
(unaudited)

Twenty-Six Weeks Ended
Net loss from continuing operations	$(325)
Severance(1)	1,163
Consulting and professional fees(1)	27
Professional fees associated with sale of Pura Vida(1)	94
Transformation initiatives(1)	189
Income tax adjustments(2)	(284)
Net income from continuing operations - Non-GAAP	864
Diluted net income per share from continuing operations - Non-GAAP	$0.03
(1) Recorded in SG&A expenses
(2) Adjusted net income from continuing operations and adjusted diluted EPS are calculated using a statutory tax rate of 26%

	Twenty-Six Weeks Ended
	Vera Bradley Direct	Vera Bradley Indirect	Unallocated Corporate Expenses	Total
Operating income (loss) from continuing operations	$19,789	6,987	$(27,244)	$(468)
Severance	334	117	712	1,163
Consulting and professional fees	—	—	27	27
Professional fees associated with sale of Pura Vida	—	—	94	94
Transformation initiatives	12	2	175	189
Operating income (loss) from continuing operations - Non-GAAP	$20,135	$7,106	$(26,236)	$1,005

Vera Bradley, Inc.
Second Quarter Fiscal 2026
GAAP to Non-GAAP Reconciliation Twenty-Six Weeks Ended August 2, 2025
(in thousands, except per share amounts)
(unaudited)

Twenty-Six Weeks Ended
Net loss from continuing operations	$(22,969)
Severance(1)	3,307
Consulting and professional fees(2)	1,563
PPE impairment charges(1)	1,048
Professional fees associated with sale of Pura Vida(1)	976
PO cancellation fees(3)	860
Transformation initiatives(1)	276
Inventory write-off associated with sale of Pura Vida(3)	250
Income tax adjustments(4)	4,108
Net loss from continuing operations - Non-GAAP	(10,581)
Diluted net loss per share from continuing operations - Non-GAAP	$(0.38)
(1) Recorded in SG&A expenses
(2) $555 recorded in cost of goods sold and $1,008 recorded in SG&A expenses
(3) Recorded in cost of goods sold
(4) Adjusted net loss from continuing operations and adjusted diluted EPS are calculated using a statutory tax rate of 26%

	Twenty-Six Weeks Ended
	Vera Bradley Direct	Vera Bradley Indirect	Unallocated Corporate Expenses	Total
Operating income (loss) from continuing operations	$3,799	4,170	$(30,418)	$(22,449)
Severance	15	—	3,292	3,307
Consulting and professional fees	608	78	877	1,563
PPE impairment charges	1,048	—	—	1,048
Professional fees associated with sale of Pura Vida	—	—	976	976
PO cancellation fees	739	121	—	860
Transformation initiatives	15	4	257	276
Inventory write-off associated with sale of Pura Vida	214	36	—	250
Operating income (loss) from continuing operations - Non-GAAP	$6,438	$4,409	$(25,016)	$(14,169)